PRESSRELEASE

www.caldive.com

Cal Dive International, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		05-032
Contact: Wade Pursell
Date: November 8, 2005	Title: Chief Financial Officer

Cal Dive Announces Acquisition of U.K. Based Reservoir and Well
Technology Service Company
HOUSTON, TX — Cal Dive International, Inc. (Nasdaq: CDIS) announced today that it has acquired Helix Energy Limited, an Aberdeen based provider of reservoir and well technology services to the upstream oil and gas industry with offices in London, Kuala Lumpur (Malaysia) and Perth (Australia) for US $31 million.
Helix Energy, which operates as Helix RDS around the world, has 180 highly skilled employees. It offers clients a full range of multidisciplinary specialist consultancy services encompassing geoscience, reservoir and petroleum engineering, production technology and well /drilling operations. The company has built a reputation and track record for consistent delivery of value to clients through which it has established a strong brand presence in the market place.
Owen Kratz, Cal Dive’s Chairman and Chief Executive Officer, stated, “With the addition to our capacity in this service line, we are able to bring even greater value to our clients both as a service contractor and as a value adding development and production partner. This acquisition will aid in our ability to establish our production contracting model in the North Sea and elsewhere.”
Phil Moore, Helix Energy’s Managing Director said, “We are very excited about this development which will form the basis for the next significant stage in our growth. As part of the Cal Dive Group, our ability to leverage our expertise to create value in partnership with both existing and new clients is significantly enhanced.”
Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, and other risks described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2004. We assume no obligation and do not intend to update these forward-looking statements.